Exhibit 5.1

KPMG LLP

600 de Maisonneuve Blvd West

Suite 1500, Tour KPMG

Montréal (Québec) H3A 0A3

Tel. 514-840-2100

Fax. 514-840-2187

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2021 with respect to the consolidated financial statements of BELLUS Health Inc. which comprise the consolidated statement of financial position as of December 31, 2020 and 2019, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2020 and 2019, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Montreal, Canada

December 14, 2021